Exhibit 99.2

ECOPETROL S.A.

Offer to Exchange its
7.625% Notes due 2019
that have been registered under the Securities Act of 1933, as amended, for unregistered 7.625% Notes due 2009

CUSIP Nos. of	ISIN Nos. of		New Notes that have been
Old Notes	Old Notes	Old Notes	registered under the Securities Act
279158AA7 (Rule 144A)	US279158AA73 (Rule 144A)	U.S.$1,500,000,000	U.S.$1,500,000,000
P3661PAA9 (Reg. S)	USP3661PAA95 (Reg. S)	7.625% Notes due 2019	7.625% Notes due 2019

To Our Clients:

Enclosed for your consideration is a prospectus of Ecopetrol S.A., a Colombian mixed economy company (the “Company”), dated                    , 2009 (the “Prospectus”), relating to the offer to exchange (the “Exchange Offer”) registered 7.625% Notes due 2019 (the “New Notes”) for up to U.S.$1,500,000,000 aggregate principal amount of its 7.625% Notes due 2019 (the “Old Notes”) of the Company, upon the terms and subject to the conditions described in the Prospectus. The Exchange Offer is being made in order to satisfy certain of the Company’s obligations under the Registration Rights Agreements referred to in the Prospectus.

The material is being forwarded to you as the beneficial owner of the Old Notes carried by us in your account but not registered in your name. A tender of such Old Notes may only be made by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf any Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus. We also request that you confirm that we may, on your behalf, make the representations and warranties contained in the Prospectus in the section captioned “The Exchange Offer—Holders’ Representations, Warranties and Undertakings.”

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on             , 2009 (the “Expiration Date”), unless extended by the Company. The Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

Your attention is directed to the following:

     1. The Exchange Offer is for up to U.S.$1,500,000,000 aggregate principal amount of Old Notes.

     2. The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer—Conditions to the Exchange Offer.”

     3. Any transfer taxes incident to the transfer of Old Notes from the holder to the Company will be paid by the Company, except as otherwise provided in the Prospectus in the section captioned “The Exchange Offer—Transfer Taxes.”

     4. The Exchange Offer expires at 5:00 p.m., New York City time, on the Expiration Date, unless extended by the Company.

If you wish to have us tender any of your Old Notes, please so instruct us by completing, executing and returning to us the instruction set forth below.

Instructions with Respect to the Exchange Offer

The undersigned acknowledge(s) receipt of your letter enclosing the Prospectus, dated                  , 2009 of the Company.

This will instruct you to tender the principal amount of Old Notes indicated below held by you for the account of the undersigned, pursuant to the terms and conditions set forth in the Prospectus. (Check one).

Box 1	o
Please tender the Old Notes held by you for my account. If I do not wish to tender all of the Old Notes held by you for my account, I have identified on a signed schedule attached hereto the principal amount of Old Notes that I do not wish tendered.

Box 2	o	Please do not tender any Old Notes held by you for my account.

Date:
Signature

Please print name(s) here

Area Code and Telephone No.

Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all Old Notes.